EXHIBIT 99.1

Senomyx Achieves Proof of Concept for Siratose Fermentation Strain

SAN DIEGO, CA – July 19, 2018 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, has achieved a fermentation strain proof of concept for siratose production.

Siratose is a novel natural high intensity sweetener that is found in Luo Han Guo, also known as monk fruit. The discovery of this minor component was facilitated by the Company’s proprietary taste science technologies. As siratose comprises less than one percent of Luo Han Guo, it could not have been identified through traditional human taste tests alone. Based on the levels of siratose present in Luo Han Guo, the Company determined that fermentation is the most viable production method for commercialization. Siratose has demonstrated greater potency and a better taste profile in sensory evaluations than rebaudioside-A, the most commonly used sweetener derived from stevia plants. In addition, siratose has shown improved stability in low pH products, such as carbonated beverages, as well as increased solubility, making it easier to work with when compared to all known stevia plant-based sweeteners.

“We are very pleased to announce that Senomyx scientists have developed two initial fermentation strains which produce siratose,” stated John Poyhonen, President and Chief Executive Officer of the Company. “At this time, both strains are producing siratose at very low levels, and we will need to optimize the most promising strain to support our desired yield and cost target for future commercialization. Reaching this milestone by our previously stated goal of mid-2018 keeps us on-track for a potential submission of our GRAS notification to the FDA by the end of 2019, keeping in mind that the feasibility and timeline of these development activities is inherently uncertain.”

The Company also continues to conduct discussions with third parties in its evaluation of potential strategic alternatives, including the potential sale of the Company, with the ultimate goal of enhancing shareholder value. The Company does not expect to disclose further developments relating to this strategic review process, unless and until its Board of Directors has approved a specific transaction, otherwise concludes the review of strategic alternatives or determines that further disclosure is appropriate. There can be no assurance the process will result in the Company pursuing a particular transaction or consummating any such transaction.

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and statements relating to potential strategic alternatives and whether any such transactions will occur. Risks that contribute to the uncertain nature of the forward-looking statements include: we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; we are dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredient and natural high intensity sweeteners we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; the commercial utility for a novel flavor ingredient or high intensity sweetener that we develop may ultimately be more limited than we expected; and development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Relations:
Dave Humphrey	Matt Glover and Tom Colton
Vice President, Finance	Liolios Group, Inc.
Senomyx, Inc.	949-574-3860
858-646-8305	SNMX@liolios.com
dave.humphrey@senomyx.com